Filed Pursuant to Rule 433
                                                     Registration No. 333-116286

                                                               November 13, 2006

                    Central Hudson Gas & Electric Corporation
                           Medium-Term Notes, Series E
                     27,000,000 5.764% due November 17, 2031

                                   Term Sheet

Issuer:                    Central Hudson Gas & Electric

Market Type:               Sr. Unsecured MTN

Ratings:                   A2/A/A  (stable/stable/stable)

Principal Amount:          $27,000,000

Trade Date:                November 13, 2006

Settlement Date:           November 17, 2006 (T+4)

Final Maturity:            November 17, 2031

Interest Payment Dates:    March 1 and September 1, and at maturity

1st Coupon Payment Date:   March 1, 2007

Coupon:                    5.764%

US Treasury Benchmark:     UST 4.50% due Feb-2036

US Treasury Yield:         4.714%

Business day convention:   30/360

Re-offer Price:            100.00%

Redemption:                100.00 %

Denomination:              $1,000 x $1,000

Joint Bookrunners:         Citigroup Global Markets Inc.              $9,000,000

                           J.P. Morgan Securities Inc.                $9,000,000

                           KeyBanc Capital Markets,                   $9,000,000
                           a division of McDonald Investments Inc.

CUSIP:                     15361GAP0

The security ratings above are not a recommendation to buy, sell or hold the securities hereby. The ratings may be subject to revision or withdrawal at any time by Moody's Investors Service and Standard & Poor's Ratings Services. Each of the security ratings above should be evaluated independently of any other security rating.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407 at Citigroup Global Markets Inc., 1-212-834-4533 at J.P. Morgan Securities Inc., and 1-866-227-6479 at
KeyBanc Capital Markets.